Exhibit 21.1



MNP Petroleum Corporation (USA)
100 %
DWM Petroleum AG (Switzerland)
100 %
DWM Energy AG (Switzerland)
100 %
Manas Management Service Ltd. (Bahamas)
7.2 %
Petromanas Energy Inc. (Canada)
90 %
CJSC Somon Oil Company (Tajikistan)
74 %
Gobi Energy Partners GmbH (Switzerland)
100 %
Gobi Energy Partners LLC (Mongolia)